Exhibit 10.71

                 [Letterhead of Hughes Electronics Corporation]


August 20, 2001

Joseph R. Wright, Jr.
10 Gracie Square, Apt. 7G
New York, NY 10028

Dear Joe,

I am delighted to offer you the position of President and Chief Executive Officer of PanAmSat Corporation at our headquarters in Wilton, Connecticut.

As of your start date of August 20, 2001, your annual base salary will be $625,000. In addition, you will be eligible to participate in the company's Annual Incentive Plan, which is based on both the company's and your individual performance each calendar year. For the performance year 2001 you are guaranteed a bonus of $600,000.

You will also participate in the company's Nonqualified Stock Option Program, entitling you to receive grants of stock options for the purchase of PanAmSat common stock. These options will vest over a period of four years and will have a term of ten years from the date of grant, as further described in the Nonqualified Stock Option Plan. Your initial grant will be 200,000 options at the market price effective August 20, 2001.

To replace your stock options granted but not yet vested or paid by your present professional associations, we will grant you an additional 200,000 options at the market price effective August 20, 2001 with the same terms and conditions as your initial grant.

In addition, we will pay you a $300,000 cash hiring bonus, $150,000 of which will be payable on or before September 1, 2001 and $150,000 will be payable on August 20, 2002.

You are entitled to the standard benefits package that is provided by PanAmSat including medical, vision, dental, basic life, business travel accident insurance, disability, Retirement Savings Plan (401(k) with a 4% company match), and participation in the Deferred Compensation Plan. Additionally, PanAmSat will provide you transportation services between your home in New York City and Wilton, Connecticut.

As you know, we have been exploring the possibility of a Change in Control (as defined below) for PanAmSat. Should this occur while you are employed by PanAmSat, you will receive a transaction completion bonus which will reflect the value that Hughes obtains for PanAmSat with a minimum of $1,000,000. The formula for this bonus will provide the incentive to increase value and will be determined when the nature of the transaction is understood. If your employment should be terminated for other than cause prior to the completion of a Change in Control, it is PanAmSat's intent to ensure you fair treatment in a pro-rata payment of the transaction completion bonus reflective of the time and effort you contributed to completion of the transaction.

This term of employment is for a period of one year, commencing August 20, 2001 through August 19, 2002 and will automatically be extended by PanAmSat for one year unless PanAmSat provides you written notification by June 20, 2002 of our desire not to extend this agreement.

Joseph R. Wright, Jr.
August 20, 2001

During this term of employment, should PanAmSat terminate your employment without Cause (as defined below), decline to extend this agreement for an additional year, or you terminate your employment with PanAmSat after a Change in Control (as defined below) for Good Reason (as defined below), you will be provided the following:

- Severance compensation of $3,062,500 (two and one half times base plus most recent actual bonus paid or bonus target, whichever is greater).

- Medical, vision and dental coverage for you and your eligible dependents will be provided for 30 calendar months after termination or until the date on which you secure alternative employment, whichever occurs first.

- All stock options will become immediately vested and exercisable, and all stock options will terminate not later than the fifth anniversary of the date of termination of employment, or if earlier, the expiration date of the option.

- If it is determined that any payment or distribution to you (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties which are incurred by you with respect to such excise taxes, you will then be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after you pay all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed. All Determinations required to be made under this paragraph, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized certified public accounting firm selected by PanAmSat and all fees and expenses of the accounting firm will be borne solely by PanAmSat.

If your employment is not extended beyond twenty-four months for any reason other than a termination for Cause, all stock options will become immediately vested and exercisable, and all stock options will terminate not later than the fifth anniversary of the date of termination of employment, or if earlier, the expiration date of the option.

As a condition precedent to receipt of any severance pay or benefits, you must:

- Execute a written waiver and release included as Attachment A to this letter.

- Agree that you will not, for a period of two years following the termination of your employment, directly or indirectly engage in, have any interest in any person, firm or corporation that directly or indirectly competes with the business of PanAmSat in, 1) the sale or lease of, or the provision of satellite services via, transponder capacity on satellites operating in geostationary earth orbit; or 2) the provision of telemetry, tracking and control services for such satellites and for other satellites operating in geostationary




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Joseph R. Wright, Jr.
August 20, 2001

     earth orbit provided the foregoing shall not prevent you from owning less than a two percent interest in a public entity, from being employed by such a competing entity at a non-competing portion of the entity or the related entities (and owning stock in the competing entity as a result of a compensation plan) or being employed by any investment, commercial or merchant banking organization.

- Agree that you will not, for a period of two years following the termination of your employment, directly or indirectly solicit, identify for solicitation, or aid in the solicitation of any key employee or group of key employees of PanAmSat to accept employment with any competitor of PanAmSat.

The following definitions shall be applicable.

- Cause. The term "Cause" is defined as any I) conviction of, or please of nolo contendere to a felony; 2) use or sale of illegal drugs; or 3) willful and intentional misconduct, willful neglect or gross negligence, in the performance of duties, which PanAmSat reasonably believes has caused a demonstrable and serious injury to PanAmSat, monetary or otherwise.

- Change in Control. The term "Change in Control" is defined as the effective date of any of the following events occurring during your employment: 1) consummation of a change in ownership of PanAmSat, whether by sale, merger, consolidation or reorganization, and whether in one or more such transactions, pursuant to which neither Hughes Electronics Corporation or General Motors Corporation does not directly or indirectly own more than 50% of the outstanding common stock, in value, of PanAmSat or any successor surviving entity; or 2) the sale or distribution of all or substantially all of the assets of PanAmSat to an unrelated entity or entities or to an entity in which neither Hughes Electronics Corporation or General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity; or 3) a majority of the members of the PanAmSat Board of Directors ceases for any reason (other than during a period of not more than 60 days following the death, disability, or resignation of a member of the Board pending the appointment of a successor) to be comprised of (a) individuals who were members of the Board as of the date hereof, (b) any new director whose election or nomination for election to the Board was approved by Hughes Electronics Corporation and (c) any new director whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who are described in foregoing clauses (a) or (b) hereof.

- Good Reason. The term "Good Reason" is defined as any reduction in the amount of your base salary or aggregate incentive compensation opportunities; any material reduction in the aggregate value of your benefits, unless it is pursuant to a general change in benefits applicable to all executive employees; a material reduction in your duties and responsibilities; a diminution in your title or a transfer, without your consent, of your principal place of employment to a location more than fifty miles from your current




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Joseph R. Wright, Jr.
August 20, 2001

     office or current home. Notwithstanding the above, the occurrence of any event described in this paragraph will not constitute "good reason" unless you give PanAmSat written notice, within sixty calendar days after you knew or should have known of the occurrence of the event, that such event constitutes "good reason" and PanAmSat thereafter fails to cure the event within thirty calendar days after receipt of such notice, provided such right to cure shall not exist in the case of events duplicative of those previously cured.

This Agreement shall be binding upon and inure to the benefit of PanAmSat and any successors and assigns of PanAmSat. PanAmSat will require any successor to or assignee of all or substantially all of the business and/or assets of PanAmSat to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PanAmSat would be required to perform if no succession or assignment had taken place.

Joe, these are exciting and challenging times and I am enthusiastic about you playing an even greater leadership role in PanAmSat as our new President and Chief Executive Officer.

Sincerely,

/s/ Jack A. Shaw
------------------------
Jack A. Shaw
Chairman
PanAmSat Corporation and
Chief Executive Officer
Hughes Electronics Corporation



Accept:

/s/ Joseph R. Wright, Jr.                   August 24, 2001
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Joseph R. Wright, Jr.                       Date









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